                                                Filed pursuant to Rule 424(b)(3)
                                                    S.E.C. File Number 333-43789

Prospectus Supplement
November 5, 1998
(TO PROSPECTUS DATED FEBRUARY 10, 1998)

     The Prospectus dated February 10, 1998 (the "Prospectus") relating to the resale from time to time by the holders (the "Selling Securityholders") of up to $100,000,000 aggregate principal amount of 5.25% Convertible Subordinated Notes due 2004 (the "Notes") of HomeBase, Inc., a Delaware corporation (the "Company"), and the resale of shares of the common stock, par value $.01 per share (the "Common Stock") of the Company issuable upon conversion thereof (the "Conversion Shares") is hereby amended as follows:

     The following entities are hereby named as Selling Securityholders as contemplated beginning on page 69 of the Prospectus.


                                               Principal             Principal             Common Stock        Common Stock
                                                 Amount           Amount of Notes         Owned Prior to          Offered
Selling Securityholders                      of Notes Owned        Offered Hereby          The Offering           Hereby(1)
-----------------------                     ----------------    --------------------   --------------------   ---------------
JMG Convertible Investments, L.P.(2)          $3,000,000             3,000,000                -------             293,614

Southern Farm Bureau Life Insurance Co. (3)    1,300,000             1,300,000                -------             127,233

Triton Capital Investments, LTD (4)            2,500,000             2,500,000                -------             244,679

_______________
/1/ The shares of Common Stock offered hereby are calculated on an "as converted" basis using the conversion rate described on the cover page of the Prospectus.

/2/ Includes $700,000 face amount of Notes and 68,510 shares of Common Stock included in the Prospectus.

/3/ Southern Farm Bureau Life Insurance Co. reports that it is the beneficial owner of an additional $350,000 face amount of Notes included in the Prospectus under Wachovia Bank, NA, trustee for Southern Farm Bureau Life Insurance Co. First Pacific Advisors/Romich as Selling Securityholder, and is the registered owner of an additional $1,490,000 face amount of Notes.

/4/ Includes $625,000 face amount of Notes and 61,170 shares of Common Stock included in the Prospectus.